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                                                                     EXHIBIT 2.1

                     FIRSTATLANTIC FINANCIAL HOLDINGS, INC.
                         4500 SALISBURY ROAD, SUITE 490
                           JACKSONVILLE, FLORIDA 32216

                                  June 13, 2007

Mr. Russell Breeden, III
Blue River Bancshares, Inc.
29 East Washington Street
Shelbyville, Indiana 46176

         Re: Amendment to Agreement and Plan of Reorganization by and between Blue River Bancshares, Inc. ("Blue River") and FirstAtlantic Financial Holdings, Inc. ("Holdings"), dated as of September 18, 2006 (the "Agreement")

Dear Mr. Breeden:

         The purpose of this letter is to confirm our amendment to the Agreement (the "Amendment"). The Office of Thrift Supervision has extended the date by which it will reach a determination on the applications filed by Holdings in connection with the Agreement until July 8, 2007. As a result, Blue River and Holdings have agreed to extend the date after which either party may terminate the Agreement under Section 7.01(a)(i) from June 30, 2007 until July 15, 2007 and for up to four (4) additional one-week periods, which additional one-week extensions shall be granted by Blue River in consideration for the payment of $25,000 (the "Extension Consideration") from Holdings for each such one-week extension. Section 7.01(a)(i), as amended, shall read as follows:

         "if the Transactions contemplated by this Agreement have not been consummated by July 15, 2007 (the "Termination Date"); provided, however, that the Termination Date may be extended for additional one-week periods ending on each of July 22, 2007, July 29, 2007, August 5, 2007 and August 15, 2007
         (each, an "Extension"), upon payment by Holdings to Blue River of $25,000 on or before each of July 13, 2007, July 20, 2007, July 27, 2007 and August 03, 2007 with respect to each Extension, respectively; provided further, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 7.01(a)(i); or"

         In consideration for Blue River's agreement to these extensions under
Section 7.01(a)(i), Blue River and Holdings have agreed that the Earnest Money provided for under Section 1.02(c) of the Agreement shall be fully non-refundable. Effective immediately, the Earnest Money shall be disbursed in full to Blue River, and Holdings shall forfeit any claim thereto. The payment of the Earnest Money to Blue River

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pursuant to this paragraph shall be applied against the Stock Consideration payable under Section 1.02(b) of the Agreement.

         Additionally, the Stock Consideration payable to Blue River at the Effective Time under Section 1.02(b) of the Agreement shall be reduced by an amount equal to one-half of any amounts paid by Holdings with respect to any Extension (as defined in Section 7.01(a)(i)). The Extension Consideration shall, when paid, be fully non-refundable and shall not be required to be held in a restricted deposit account by Blue River.

         All capitalized terms used and not otherwise defined herein shall have the same meaning given such terms in the Agreement.

         If the foregoing is acceptable to Blue River, please so indicate by countersigning this letter agreement where indicated below and returning it to us.

                                        Sincerely,

                                        FirstAtlantic Financial Holdings, Inc.

                                        /s/ John Bert Watson

                                        John Bert Watson
                                        Chairman

Agreed and Accepted as of the date hereof:

                                        Blue River Bancshares, Inc.

                                        By: /s/ Russell Breeden, III
                                            ------------------------------------
                                            Russell Breeden, III
                                            Chief Executive Officer

Cc:      David W. Ghegan, Esq.
         T. Stephen Johnson
         Michael J. Messaglia, Esq.